Exhibit 99.1
PRESS RELEASE
For information contact:
Jim Storey
Director, Investor Relations & Corporate Communications
704.973.7107
jstorey@horizonlines.com
HORIZON LINES REPORTS 2010 FINANCIAL RESULTS
Adjusted Full-Year EBITDA from Continuing Operations Totaled $96.4 Million
Comparable Volume Down 1.1% from 2009; Rate, Net of Fuel, Slightly Lower
Adjusted Free Cash Flow from Continuing Operations of $40.5 Million
Company in Discussions with Lenders as it Moves Forward to Refinance Debt
CHARLOTTE, NC, March 3, 2011 – Horizon Lines, Inc. (NYSE: HRZ) today reported financial results for its fiscal fourth quarter and year ended December 26, 2010.
As a result of the company’s previously announced plans to divest its logistics business, financial results are being presented on a continuing operations basis, excluding the discontinued logistics operations.
On a GAAP basis, the fourth-quarter net loss from continuing operations totaled $46.4 million, or $1.50 per share, on revenue from continuing operations of $298.8 million. On an adjusted basis, the fourth-quarter net loss from continuing operations totaled $10.2 million, or $0.33 per diluted share, after excluding charges totaling $36.2 million after tax, or $1.17 per diluted share. The majority of these charges, $30.0 million, represents the net present value of a $45.0 million, non-interest bearing fine associated with the resolution of the Department of Justice’s antitrust investigation. The remaining charges include a reduction in non-union workforce, antitrust-related legal fees, an agreement to settle indirect purchaser litigation in Puerto Rico, and equipment impairment charges.
In the year-ago fourth quarter, Horizon Lines reported net income from continuing operations of $1.6 million, or $0.05 per diluted share, on revenue of $286.7 million. On an adjusted basis, net income totaled $3.9 million, or $0.12 per diluted share, after excluding antitrust-related legal expenses, costs for early retirement of certain union employees, and tax adjustments totaling $2.3 million, or $0.07 per share.

Horizon Lines 4th Quarter 2010	Page 2 of 11
Comparison of GAAP and Non-GAAP Earnings from Continuing Operations

	Quarters Ended
(in millions, except per share data)*	12/26/10	12/20/09
GAAP:
Operating revenue	$298.8	$286.7
Net (loss) income	$(46.4)	$1.6
Net (loss) income per diluted share	$(1.50)	$0.05

Non-GAAP:
EBITDA	$(19.4)	$25.9
Adjusted EBITDA *	$17.1	$27.9
Adjusted net (loss) income *	$(10.2)	$3.9
Adjusted net (loss) income per share*	$(0.33)	$0.12

*	See attached schedules for reconciliation of fourth-quarter 2010 and 2009 reported GAAP results to adjusted Non-GAAP results. 2010 includes 53 weeks versus 52 weeks in 2009.
Container volume for the 2010 fourth quarter totaled 69,427 loads, a 7.9% increase from 64,320 loads for the same period a year ago, due largely to the extra week and the contribution of the company’s new China service, which began operations in December. Excluding these factors, fourth-quarter volume declined 1.1% from a year ago. Comparable container volume (excluding the extra week and international loads) for the year totaled 254,854 loads, down 1.1% from 257,625 loads a year ago.
Container rates, net of fuel, for the 2010 fourth quarter, eased to $3,229 from $3,251 for the fourth quarter a year ago, largely a result of continued pricing pressures in Puerto Rico. For the year, container rates, net of fuel, were $3,250, marginally below the rate of $3,262 a year ago.
“The fourth-quarter turned out to be very challenging, due to lower-than-anticipated volumes in Hawaii, particularly in the latter months of the quarter, increased fuel prices, continuing rate pressures in Puerto Rico, and anticipated start-up costs related to our new China service,” said Brian W. Taylor, Executive Vice President and Chief Operating Officer. “Despite these challenges we delivered a decent financial performance for the year, including adjusted EBITDA from continuing operations of $96.4 million and adjusted free cash flow from continuing operations of $40.5 million.
“Our achievements for the quarter included the successful launch of our new Five Star Express service between the U.S. West Coast and China, which is operating according to management expectations,” Mr. Taylor said. “In addition, we continued to demonstrate diligent cost management, maintained relatively consistent container rates in the face of

Horizon Lines 4th Quarter 2010	Page 3 of 11
continuing pricing pressures, and delivered excellent customer service and improved schedule integrity across our tradelanes.”
Fourth-Quarter 2010 Financial Highlights

Operating Revenue — Fourth-quarter operating revenue from continuing operations increased 4.2% to $298.8 million from $286.7 million a year ago. The largest factors in the $12.1 million revenue gain were a $17.7 million increase in revenue due to volume and a $2.8 million contribution from the company’s terminal services business. These gains were partially offset by a $5.2 million revenue decline resulting from lost space charter revenue, a $3.5 million decrease related to the expiration of a vessel management contract with the federal government, and a $2.4 million decline resulting from a decrease in rates, net of fuel.

Operating Income — The GAAP operating loss from continuing operations for the fourth quarter totaled $35.5 million, compared with operating income from continuing operations of $11.9 million a year ago. The 2010 GAAP operating income includes expenses of $36.5 million. These consist of a $30.0 million charge related to the resolution of the Department of Justice’s antitrust investigation, $2.0 million in charges associated with non-union workforce reductions, $1.8 million in antitrust-related legal expenses, $1.8 million to be paid to settle indirect purchaser litigation in Puerto Rico, and $0.9 million for equipment impairment charges. The 2009 GAAP operating income includes $1.7 million of antitrust-related legal expenses, and $0.3 million in costs for early retirement of certain union employees. Excluding these items, the fourth-quarter 2010 adjusted operating income from continuing operations totaled $0.9 million, compared with $13.9 million a year ago. The decline in 2010 fourth-quarter adjusted operating income from the prior year was primarily due to lower fuel recovery, higher vessel operating expenses associated with dry-dockings, and lower rates, net of fuel. These negative factors were partially offset by terminal services savings and a decrease in overhead expenses.

EBITDA — EBITDA from continuing operations totaled a negative $19.4 million for the 2010 fourth quarter, compared with a positive $25.9 million for the same period a year ago. Adjusted EBITDA from continuing operations for the fourth quarter of 2010 was $17.1 million, compared with $27.9 million for 2009. EBITDA and adjusted EBITDA for the 2010 and 2009 fourth quarters were impacted by the same factors affecting operating income.

Shares Outstanding — The company had a weighted daily average of 30.9 million fully diluted shares outstanding for the fourth quarter of 2010, the same as the fourth quarter of 2009.

Full-Year Results — For the fiscal year ended December 26, 2010, operating revenue increased 3.4% to $1.16 billion from $1.12 billion for 2009. EBITDA totaled $54.2 million compared with $80.2 million a year ago. Adjusted EBITDA from continuing operations for 2010 totaled $96.4 million, after excluding $42.2 million in charges

Horizon Lines 4th Quarter 2010	Page 4 of 11

related to the resolution of the Department of Justice’s antitrust investigation, antitrust-related legal expenses, equipment impairment charges, non-union workforce reductions, resolution of indirect purchaser litigation in Puerto Rico, and charges associated with early retirement of certain union employees. Adjusted EBITDA from continuing operations for 2009 totaled $115.4 million, after excluding $35.2 million in charges related to the Puerto Rico class-action settlement, antitrust-related legal expenses, restructuring, and impairment and other charges. The 2010 net loss from continuing operations totaled $45.8 million, or $1.49 per diluted share, compared with a net loss from continuing operations of $26.4 million, or $0.87 per diluted share for 2009. The adjusted net loss from continuing operations for 2010 totaled $4.0 million, or $0.13 per diluted share, compared with adjusted net income from continuing operations of $19.1 million, or $0.62 per diluted share, a year ago.

Liquidity, Credit Facility Compliance & Debt Structure — As of December 26, 2010, the company had total liquidity of $60.4 million, consisting of $2.8 million in cash and $57.6 million of effective revolver availability. The company’s trailing 12-month interest coverage and senior secured leverage ratios were 3.61 times and 2.14 times, respectively, in compliance with the credit agreement requirement of above 3.5 times and below 2.75 times, respectively. Funded debt outstanding totaled $532.9 million, a reduction of $7.8 million from the third quarter and $9.6 million from a year-ago. The funded debt outstanding at December 26, 2010, consisted of $202.9 million in senior secured debt and $330.0 million in convertible notes, at a weighted average interest rate of 4.48%. The company’s senior secured debt matures in August 2012, but the maturity will accelerate to February 2012 if the convertible notes are not refinanced or if arrangements are not being made for their refinancing by that date.
Please see attached schedules for the reconciliation of fourth-quarter and full-year 2010 and 2009 reported GAAP results and Non-GAAP adjusted results.
Outlook
“We are cautiously optimistic about the outlook for 2011 and expect modest volume improvements in line with the pace of economic recovery in our tradelanes,” said Michael T. Avara, Executive Vice President and Chief Financial Officer. “We expect some strengthening of our tradelane economies, combined with our cost-reduction initiatives, to result in revenue and EBITDA growth for 2011. We expect the seasonal weakness typical in the first quarter to be exaggerated by start-up costs associated with our new China service and the corresponding loss of steady month-to-month revenue from our previous TP1 agreement with Maersk, but we also anticipate improving growth as the year progresses.
“Our progress in 2011 will continue to be influenced by the pace and breadth of economic recovery in our tradelanes, the success of our start-up in China, and the continued high fuel costs and ongoing pricing pressures in Puerto Rico,” Mr. Avara said. “Horizon Lines is positioned to make progress in this environment. With the Department of Justice investigation behind us, we are now moving ahead with our refinancing efforts. We are targeting a completion of this process in the second or third quarter, and are currently in

Horizon Lines 4th Quarter 2010	Page 5 of 11
discussions with our lenders to obtain covenant relief so that we can move forward with our plans.
“Our new China business also is ramping up according to management expectations,” Mr. Avara said. “We are encouraged by the EBITDA contribution potential of this business over the longer term, but do not expect it to break even on a standalone basis this year, which is consistent with our earlier projections.”
Webcast & Conference Call Information
Company executives will provide additional perspective on the company’s financial results during a conference call beginning at 11:00 a.m. Eastern Time today. Those interested in participating in the call may do so by dialing 1-866-394-6819, and providing the operator with conference number 36140537. A copy of the presentation materials may be obtained from the Horizon Lines website, http://www.horizonlines.com, shortly before the start of the call. Alternatively, a live audio webcast of the call may be accessed at http://www.horizonlines.com. In order to access the live audio webcast, please allow at least 15 minutes before the start of the call to visit Horizon Lines’ website and download and install any necessary audio/video software for the webcast.
Use of Non-GAAP Measures
Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA, free cash flow and results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.
About Horizon Lines
Horizon Lines, Inc., is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. The company also manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
Forward Looking Statements

Horizon Lines 4th Quarter 2010	Page 6 of 11
The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “projects,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.
Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: failure by us or the Department of Justice to comply with the terms of the plea agreement, the court’s failure to approve the plea agreement or any settlement agreement, any further government investigations, decreases in shipping volumes, our substantial debt, restrictive covenants under our debt agreements, or changes in our management personnel.
All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on February 4, 2010, and in our Form 10-Q for the period ended June 20, 2010, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.
(Tables Follow)

Horizon Lines 4th Quarter 2010	Page 7 of 11
Horizon Lines, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	December 26,	December 20,
	2010	2009
Assets
Current assets
Cash	$2,751	$6,419
Accounts receivable, net of allowance of $6,959 and $6,996 at December 26, 2010 and December 20, 2009, respectively	111,887	115,069
Prepaid vessel rent	4,076	4,580
Materials and supplies	29,413	30,254
Deferred tax asset	3,534	2,929
Assets of discontinued operations	9,772	12,925
Other current assets	7,150	9,024

Total current assets	168,583	181,200
Property and equipment, net	194,657	192,624
Goodwill	314,149	314,149
Intangible assets, net	80,824	104,859
Other long-term assets	30,438	25,678

Total assets	$788,651	$818,510

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$43,413	$42,372
Current portion of long-term debt, including capital leases	20,379	18,750
Accrued vessel rent	3,697	4,339
Current liabilities of discontinued operations	3,699	6,599
Other accrued liabilities	107,954	104,759

Total current liabilities	179,142	176,819
Long-term debt, including capital leases, net of current portion	495,944	496,105
Deferred rent	18,026	22,585
Deferred tax liability	4,775	4,248
Other long-term liabilities	47,533	17,475

Total liabilities	745,420	717,232

Stockholders’ equity
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 100,000 shares authorized, 34,546 shares issued and 30,746 shares outstanding as of December 26, 2010 and 34,091 shares issued and 30,291 shares outstanding as of December 20, 2009	345	341
Treasury stock, 3,800 shares at cost	(78,538)	(78,538)
Additional paid in capital	193,267	196,900
Accumulated deficit	(70,405)	(15,874)
Accumulated other comprehensive loss	(1,438)	(1,551)

Total stockholders’ equity	43,231	101,278

Total liabilities and stockholders’ equity	$788,651	$818,510

Horizon Lines 4th Quarter 2010	Page 8 of 11
Horizon Lines, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 26,	December 20,	December 26,	December 20,
	2010	2009	2010	2009
Operating revenue	$298,849	$286,691	$1,162,505	$1,124,215
Operating expense:
Vessel	103,701	92,977	400,327	355,352
Marine	58,229	56,548	215,750	210,322
Inland	51,020	45,525	184,892	179,651
Land	38,600	34,868	147,488	140,586
Rolling stock rent	11,170	8,952	40,966	37,048

Cost of services (excluding depreciation expense)	262,720	238,870	989,423	922,959
Depreciation and amortization	11,765	11,235	44,475	44,307
Amortization of vessel dry-docking	4,365	2,758	15,046	13,694
Selling, general and administrative	21,489	21,683	83,187	97,257
Legal settlements	31,770	—	31,770	20,000
Restructuring charge	2,057	—	2,057	787
Impairment charge	856	—	2,655	1,867
Miscellaneous (income) expense, net	(646)	274	(803)	1,056

Total operating expense	334,376	274,820	1,167,810	1,101,927
Operating (loss) income	(35,527)	11,871	(5,305)	22,288
Other expense:
Interest expense, net	10,608	9,942	40,117	38,036
Loss on modification of debt	—	—	—	50
Other expense, net	10	8	27	20

(Loss) income from continuing operations before income tax expense	(46,145)	1,921	(45,449)	(15,818)
Income tax expense	258	368	305	10,589

(Loss) income from continuing operations	(46,403)	1,553	(45,754)	(26,407)
Loss from discontinued operations	(6,280)	(227)	(8,776)	(4,865)

Net (loss) income	$(52,683)	$1,326	$(54,530)	$(31,272)

Basic and diluted net (loss) income per share:
Continuing operations	$(1.50)	$0.05	$(1.49)	$(0.87)
Discontinued operations	(0.21)	(0.01)	(0.28)	$(0.16)

Basic and diluted net (loss) income per share	$(1.71)	$0.04	$(1.77)	$(1.03)

Number of shares used in calculation:
Basic	30,897	30,484	30,789	30,451
Diluted	30,897	30,942	30,789	30,451

Dividends declared per common share	$0.05	$0.11	$0.20	$0.44

Horizon Lines 4th Quarter 2010	Page 9 of 11
Horizon Lines, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended
	December 26,	December 20,
	2010	2009
Cash flows from operating activities:
Net loss from continuing operations	$(45,754)	$(26,407)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	23,777	24,002
Amortization of other intangible assets	20,698	20,305
Amortization of vessel dry-docking	15,046	13,694
Amortization of deferred financing costs	3,412	2,947
Impairment charge	2,655	1,867
Restructuring charge	2,057	787
Loss on modification of debt	—	50
Deferred income taxes	148	10,617
Gain on equipment disposals	(47)	(154)
Gain on sale of interest in joint venture	(724)	—
Stock-based compensation	2,122	3,096
Accretion of interest on convertible notes	11,060	10,011
Changes in operating assets and liabilities:
Accounts receivable	1,301	13,710
Materials and supplies	807	(6,739)
Other current assets	(1,148)	1,247
Accounts payable	1,041	910
Accrued liabilities	36	(767)
Vessel rent	(3,898)	(4,874)
Vessel dry-docking payments	(19,159)	(14,735)
Accrued legal settlements	31,770	15,000
Other assets/liabilities	(768)	(3,486)

Net cash provided by operating activities	44,432	61,081

Cash flows from investing activities:
Purchases of property and equipment	(16,298)	(12,931)
Proceeds from the sale of interest in joint venture	1,100	—
Proceeds from the sale of property and equipment	454	1,237

Net cash used in investing activities	(14,744)	(11,694)

Cash flows from financing activities:
Borrowing under revolving credit facility	108,800	64,000
Payments on revolving credit facility	(108,800)	(84,000)
Payments on long-term debt	(18,750)	(7,968)
Dividends to stockholders	(6,281)	(13,397)
Common stock issued under employee stock purchase plan	111	104
Payments on capital lease obligations	(124)	—
Payments of financing costs	(75)	(3,492)

Net cash used in financing activities	(25,119)	(44,753)

Net increase in cash from continuing operations	4,569	4,634
Net decrease in cash from discontinued operations	(8,237)	(3,702)

Net decrease in cash	(3,668)	932
Cash at beginning of period	6,419	5,487

Cash at end of period	$2,751	$6,419

Horizon Lines 4th Quarter 2010	Page 10 of 11
Horizon Lines, Inc.
Adjusted Operating Income Reconciliation
($ in Thousands)

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 26, 2010	December 20, 2009	December 26, 2010	December 20, 2009
Operating (Loss) Income	$(35,527)	$11,871	$(5,305)	$22,288

Adjustments:
Legal Settlements	31,770	—	31,770	20,000
Restructuring Charge	2,057	—	2,057	787
Antitrust Legal Expenses	1,780	1,748	5,243	12,192
Impairment Charge	856	—	2,655	1,867
Union Severance	—	306	468	306

Total Adjustments	36,463	2,054	42,193	35,152

Adjusted Operating Income	$936	$13,925	$36,888	$57,440

Horizon Lines, Inc.
Adjusted Net Income Reconciliation
($ in Thousands)

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 26, 2010	December 20, 2009	December 26, 2010	December 20, 2009
Net (Loss) Income	$(52,683)	$1,326	$(54,530)	$(31,272)
Net Loss from Discontinued Operations	(6,280)	(227)	(8,776)	(4,865)

Net (Loss) Income from Continuing Operations	(46,403)	1,553	(45,754)	(26,407)

Adjustments:
Legal Settlements	31,770	—	31,770	20,000
Restructuring Charge	2,057	—	2,057	787
Antitrust Legal Expenses	1,780	1,748	5,243	12,192
Impairment Charge	856	—	2,655	1,867
Union Severance	—	306	468	306
Loss on Modification of Debt	—	—	—	50
Tax Valuation Allowance	—	—	—	10,561
Tax Impact of Adjustments	(274)	282	(389)	(232)

Total Adjustments	36,189	2,336	41,804	45,531

Adjusted Net (Loss) Income from Continuing Operations	$(10,214)	$3,889	$(3,950)	$19,124

Horizon Lines 4th Quarter 2010	Page 11 of 11
Horizon Lines, Inc.
Adjusted Net Income Per Share Reconciliation

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 26, 2010	December 20, 2009	December 26, 2010	December 20, 2009
Net (Loss) Income Per Share	$(1.71)	$0.04	$(1.77)	$(1.03)
Net Loss Per Shares from Discontinued Operations	(0.21)	(0.01)	(0.28)	(0.16)

Net (Loss) Income Per Share from Continuing Operations	(1.50)	0.05	(1.49)	(0.87)

Adjustments Per Share:
Legal Settlements	1.03	—	1.03	0.66
Restructuring Charge	0.07	—	0.07	0.03
Antitrust Legal Expenses	0.06	0.06	0.17	0.40
Impairment Charge	0.02	—	0.09	0.06
Union Severance	—	0.01	0.01	0.01
Tax Valuation Allowance	—	—	—	0.35
Tax Impact of Adjustments	(0.01)	—	(0.01)	(0.02)

Total Adjustments	1.17	0.07	1.36	1.49

Adjusted Net (Loss) Income Per Share from Continuing Operations	$(0.33)	$0.12	$(0.13)	$0.62

Horizon Lines, Inc.
EBITDA and Adjusted EBITDA Reconciliation
($ in Thousands)

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 26, 2010	December 20, 2009	December 26, 2010	December 20, 2009
Net (Loss) Income	$(52,683)	$1,326	$(54,530)	$(31,272)
Net Loss from Discontinued Operations	(6,280)	(227)	(8,776)	(4,865)

Net (Loss) Income from Continuing Operations	(46,403)	1,553	(45,754)	(26,407)

Interest Expense, Net	10,608	9,942	40,117	38,036
Tax Expense	258	368	305	10,589
Depreciation and Amortization	16,131	13,992	59,521	58,000

EBITDA	(19,406)	25,855	54,189	80,218
Legal Settlements	31,770	—	31,770	20,000
Restructuring Charge	2,057	—	2,057	787
Antitrust Legal Expenses	1,780	1,748	5,243	12,192
Impairment Charge	856	—	2,655	1,867
Union Severance	—	306	468	306
Loss on Modification of Debt	—	—	—	50

Adjusted EBITDA	$17,057	$27,909	$96,382	$115,420

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require the Company to maintain certain interest expense coverage and leverage ratios, which contain EBITDA, and (iii) EBITDA is a measure used by our management team to make day-to-day operating decisions. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, for making day-to-day operating decisions and w hen determining the payment of discretionary bonuses.
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